SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8‑K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) June 16, 2017

Cigna Corporation
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	1‑08323 (Commission File Number)	06‑1059331 (IRS Employer Identification No.)

900 Cottage Grove Road
Bloomfield, Connecticut 06002
 (Address of principal executive offices)  (Zip Code)

Registrant's telephone number, including area code:

(860) 226-6000

Not Applicable
 (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR    240.14d-2(b))
[ ] Pre-commencement communication pursuant to Rule 13e-49(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 23, 2017, Cigna Corporation (the "Company") filed a Form 8-K disclosing the retirement of Thomas A. McCarthy, Executive Vice President and Chief Financial Officer, in the early summer of 2017.  At that time, the Company also announced that Eric P. Palmer would succeed Mr. McCarthy.  Effective June 16, 2017, Mr. McCarthy retired and Mr. Palmer was appointed Executive Vice President and Chief Financial Officer.

Mr. Palmer, 41, has been with the Company since 1998.  He served as the Company's Deputy Chief Financial Officer from February 2017 through June 15, 2017; Senior Vice President, Chief Business Financial Officer from November 2015 through February 2017; Vice President, Business Financial Officer, Health Care from April 2012 through November 2015; and Vice President, Business Financial Officer, U.S. Commercial Markets from June 2010 through April 2012.  Between 1998 when he joined Cigna and June 2010, Mr. Palmer held various roles with increasing responsibility in areas including pricing, reserves, underwriting and financial planning and analysis.  Mr. Palmer is a Fellow of the Society of Actuaries and a Member of the American Academy of Actuaries.

In connection with Mr. Palmer's appointment, as described in his offer letter dated June 16, 2017 (the "Offer Letter"), he will receive an annual base salary of $675,000 and transitional strategic performance shares ("SPS") for the 2017–2019 performance period with a grant date fair value of $568,750.  Further, he will be eligible for an annual cash incentive for 2017 with a target award value of $750,000 and annual long-term equity incentives with a target award value of $2,100,000.  Mr. Palmer will continue to be eligible to participate in employee benefit plans, in accordance with their terms.

On June 16, 2017, the Company and Mr. McCarthy executed an Agreement and Release in connection with his retirement (the "Agreement and Release"). The Agreement and Release includes customary confidentiality, non-solicitation, non-competition, non-disparagement and release provisions.  In addition, the agreement provides for benefits consisting of: (1) the payment of Mr. McCarthy's annual cash incentive for his service in 2017 at 50% of his annual target, subject to the Company's attainment of pre-established performance goals; and (2) payout of previously awarded SPS for the 2015–2017, 2016–2018 and 2017–2019 performance periods, prorated based on the number of months that Mr. McCarthy would have been employed during each 36-month performance period as if his employment continued through December 31, 2017. The Agreement and Release confirms that, pursuant to the Cigna Long-Term Incentive Plan (the "LTIP") and the terms of the original grants, Mr. McCarthy's stock options will vest upon his retirement. The estimated aggregate value of these benefits is approximately $5.3 million, based on a stock price of $169.08 per share, the closing price of Cigna's common stock on June 16, 2017.  The percentage of actual shares earned and timing of the payment of the SPS awards will be determined by the People Resources Committee of the Board of Directors in accordance with the terms of the LTIP.  Stock options awarded under the LTIP will expire at their original term.

Mr. McCarthy and the Company have also entered into an Advisory Services Agreement (the "Advisory Services Agreement"), pursuant to which Mr. McCarthy will provide advice and counsel to senior management on business planning and strategy.  Mr. McCarthy will be paid $30,000 per month during the term of the agreement, plus $6,000 per day for each additional day Mr. McCarthy performs services in excess of five days in a given month.  The Advisory Services Agreement expires on December 19, 2017.

A copy of Mr. Palmer's Offer Letter and Mr. McCarthy's Agreement and Release and Advisory Services Agreement is attached to this Form 8-K as Exhibits 10.1, 10.2 and 10.3, respectively, and incorporated by reference herein.  The descriptions of the Offer Letter, Agreement and Release and the Advisory Services Agreement contained in this Form 8-K are qualified in their entirety by reference to the attached document.

Item 9.01 Financial Statements and Exhibits.

(d)  Exhibits.

Exhibit No.	Description

10.1	Offer letter for Eric P. Palmer dated June 16, 2017.
10.2	Agreement and Release between the Company and Thomas A. McCarthy dated June 16, 2017.
10.3	Advisory Services Agreement between the Company and Thomas A. McCarthy dated June 16, 2017.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Cigna Corporation

Date: June 19, 2017	By:	/s/ Nicole S. Jones
Nicole S. Jones
Executive Vice President and
General Counsel